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                                                                  EXHIBIT 1


                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MARCH 8, 1998

                                      AMONG

                                    ASK ASA,

                              BD ACQUISITION CORP.

                                       AND

                               PROXIMA CORPORATION
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                                TABLE OF CONTENTS

                    This Table of Contents is not part of the
                Agreement to which it is attached but is inserted
                              for convenience only.

                                   ARTICLE I.

                                    THE OFFER

1.01 The Offer................................................................ 2
1.02 Company Action........................................................... 3
1.03 Company Board Representation; Section 14(f).............................. 4

                                   ARTICLE II.

                                   THE MERGER

2.01 The Merger............................................................... 5
2.02 Effective Time........................................................... 5
2.03 Closing.................................................................. 6
2.04 Certificate of Incorporation and Bylaws of the Surviving Corporation..... 6
2.05 Directors and Officers of the Surviving Corporation...................... 6
2.06 Effects of the Merger.................................................... 6
2.07 Further Assurances....................................................... 6

                                  ARTICLE III.

                              CONVERSION OF SHARES

3.01 Conversion of Capital Stock.............................................. 7
3.02 Exchange of Certificates................................................. 8

                                   ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.01 Organization and Qualification.......................................... 10
4.02 Capital Stock........................................................... 10
4.03 Authority Relative to this Agreement and the Stock Option Agreement..... 12
4.04 Non-Contravention; Approvals and Consents............................... 12
4.05 SEC Reports and Financial Statements.................................... 13
4.06 Absence of Certain Changes or Events.................................... 14
4.07 Absence of Undisclosed Liabilities; Cash and Short-term Investments..... 14
4.08 Legal Proceedings....................................................... 14
4.09 Information Supplied.................................................... 15
4.10 Compliance with Laws and Orders......................................... 15


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4.11 Compliance with Agreements; Certain Agreements; Major Customers......... 16
4.12 Taxes................................................................... 17
4.13 Employee Benefit Plans; ERISA........................................... 20
4.14 Insurance............................................................... 24
4.15 Labor Matters........................................................... 24
4.16 Environmental Matters................................................... 24
4.17 Tangible Property and Assets; Real Property............................. 25
4.18 Intellectual Property Rights............................................ 25
4.19 Vote Required........................................................... 26
4.20 Section 203 of the DGCL Not Applicable.................................. 26
4.21 Financial Advisor Advice................................................ 26

                                   ARTICLE V.

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

5.01 Organization and Qualification.......................................... 27
5.02 Authority Relative to this Agreement.................................... 27
5.03 Non-Contravention; Approvals and Consents............................... 27
5.04 Legal Proceedings....................................................... 28
5.05 Information Supplied.................................................... 28
5.06 Parent Not an Interested Stockholder or an Acquiring Person............. 29
5.07 Financing............................................................... 29

                                  ARTICLE VI.

                            COVENANTS OF THE COMPANY

6.01 Conduct of Business..................................................... 29
6.02 No Solicitations........................................................ 32

                                  ARTICLE VII.

                              ADDITIONAL AGREEMENTS

7.01 Access to Information; Confidentiality.................................. 33
7.02 Approval of Stockholders................................................ 34
7.03 Preparation of Proxy Statement.......................................... 34
7.04 Regulatory and Other Approvals.......................................... 35
7.05 Employee Benefit Plans.................................................. 35
7.06 Directors' and Officers' Indemnification and Insurance.................. 36
7.07 Expenses................................................................ 38
7.08 Brokers or Finders...................................................... 38
7.09 Notice and Cure......................................................... 38
7.10 Fulfillment of Conditions............................................... 38
7.11 Conveyance Taxes........................................................ 39


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7.12 Stock Option Agreement.................................................. 39

                                  ARTICLE VIII.

                                   CONDITIONS

8.01 Conditions to Each Party's Obligation to Effect the Merger.............. 39

                                   ARTICLE IX.

                        TERMINATION, AMENDMENT AND WAIVER

9.01 Termination............................................................. 39
9.02 Effect of Termination................................................... 41
9.03 Amendment............................................................... 42
9.04 Waiver.................................................................. 43

                                   ARTICLE X.

                               GENERAL PROVISIONS

10.01 Non-Survival of Representations, Warranties, Covenants and Agreements.. 43
10.02 Notices................................................................ 43
10.03 Entire Agreement....................................................... 44
10.04 Public Announcements................................................... 45
10.05 No Third Party Beneficiary............................................. 45
10.06 No Assignment; Binding Effect.......................................... 45
10.07 Headings............................................................... 45
10.08 Invalid Provisions..................................................... 45
10.09 Governing Law.......................................................... 45
10.10 Schedules.............................................................. 46
10.11 Counterparts........................................................... 46
GLOSSARY OF DEFINED TERMS.................................................... 48


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         AGREEMENT AND PLAN OF MERGER, dated as of March 8, 1998 (the
"Agreement"), made and entered into by and among ASK asa, a corporation organized under the laws of the Kingdom of Norway ("Parent"), BD Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Sub"), and Proxima Corporation, a Delaware corporation (the "Company").

         WHEREAS, the Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which (i) Parent will cause Sub to make a cash tender offer to acquire all of the issued and outstanding shares of common stock, par value $ .001 per share ("Company Common Stock"), of the Company upon the terms and subject to the conditions of this Agreement and (ii) subsequently, Sub will merge with and into the Company and the Company will become an indirect wholly owned subsidiary of Parent;

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Sub's willingness to enter into this Agreement, the Company, Parent and Sub are entering into a stock option agreement, substantially in the form attached as Exhibit A hereto (the "Stock Option Agreement"), pursuant to which the Company has granted to Sub an option, exercisable upon the occurrence of certain events, to acquire a number of shares of Company Common Stock representing in the aggregate 19.9% of the aggregate shares of Company Common Stock outstanding at the date of this Agreement;

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Sub's willingness to enter into this Agreement, Parent, Sub and certain stockholders of the Company are entering into a stockholders agreement substantially in the form of Exhibit B hereto (the "Stockholders Agreement"), pursuant to which each of such stockholders has agreed, among other things, to tender all shares of Company Common Stock beneficially owned by him to Sub pursuant to the tender offer referred to above;

         WHEREAS, the Board of Directors of the Company has approved and adopted this Agreement and the transactions contemplated hereby and resolved and agreed to recommend that holders of shares of Company Common Stock tender their shares pursuant to such tender offer; and

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement and also to prescribe various conditions to the consummation of such transactions;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
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                                   ARTICLE I.

                                    THE OFFER

         1.01 The Offer.

         (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.01 and nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex A hereto, not later than five business days after the public announcement of the execution of this Agreement, Parent shall cause Sub to, and Sub shall, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (such Act and the rules and regulations promulgated thereunder being referred to herein as the "Exchange Act")) a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of Company Common Stock for $11.00 per share (such amount, or any greater amount per share paid pursuant to the Offer, the "Per Share Amount"), net to the seller in cash, subject to any amounts required to be withheld under applicable federal, state, local or foreign tax laws and regulations. The obligation of Sub to consummate the Offer and to accept for payment and to pay for shares of Company Common Stock tendered pursuant to the Offer shall be subject only to (i) the condition that there shall have been validly tendered and not withdrawn, in accordance with the terms of the Offer and prior to the expiration date of the Offer, a number of shares of Company Common Stock that represents (together with any shares of Common Stock purchased by Sub under the Stock Option Agreement) at least a majority of the shares of Company Common Stock outstanding on a fully diluted basis (the "Minimum Condition"), and (ii) the other conditions set forth in Annex A hereto (together with the Minimum Condition, the "Offer Conditions"). Sub expressly reserves the right to waive the Minimum Condition or any of the other Offer Conditions and to make any other changes in the terms and conditions of the Offer (other than extending the Offer except as expressly provided below in this Section 1.01(a)); provided, however, that, without the prior written consent of the Company, no change may be made which (i) decreases the Per Share Amount or the number of shares of Company Common Stock sought in the Offer, (ii) changes the form of consideration to be paid in the Offer, (iii) imposes conditions to the Offer in addition to those set forth in Annex A hereto, (iv) amends any Offer Condition, (v) except as provided below, extends the Offer or (vi) is materially adverse to the holders of shares of Company Common Stock. Notwithstanding anything to the contrary in this Agreement, (i) Sub may, in its sole discretion and without the consent of the Company, (A) extend the Offer, at any time up to the Outside Termination Date, for one or more periods of not more than ten business days each, if, at the then scheduled expiration date of the Offer, any Offer Condition has not been satisfied; (B) extend the Offer at any time (but on not more than one occasion) for a period of not more than 10 business days, if at that time the number of shares of Company Common Stock duly tendered pursuant to the Offer and not subsequently withdrawn represents less than 90% of the shares of Company Common Stock then outstanding; or (C) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") or the staff thereof applicable to the Offer and (ii) if at any scheduled expiration date of the Offer any Offer Condition has not been satisfied or waived by Sub, at the written request of the Company delivered no later than the scheduled expiration date of the Offer, Sub shall, and shall continue to, extend the Offer from time to time for one or more


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periods of not more than five business days each until a date not later than the
Outside Termination Date. Subject to the terms and conditions of the Offer, Sub shall pay, as soon as reasonably practicable after it is permitted to do so under applicable law, for all Shares validly tendered and not withdrawn.

         (b) As soon as practicable on the date of commencement of the Offer, Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer, and take such steps as are necessary to cause the Offer to Purchase (as defined below) to be disseminated to the holders of shares of Company Common Stock as and to the extent required by applicable federal securities laws. The Schedule 14D-1 shall contain an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement and other documents required to be filed pursuant to the Exchange Act (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all amendments and supplements thereto, are sometimes collectively referred to in this Agreement as the "Offer Documents"). Parent, Sub and the Company shall correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Sub shall take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC, and Parent and Sub shall be promptly advised of any comments that Parent or Sub receives from the SEC or its staff with respect to the Offer Documents promptly after receipt of any such comments.

         1.02 Company Action.

         (a) The Company hereby approves and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held at which a quorum was present throughout, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are fair to and in the best interests of the holders of shares of Company Common Stock, (B) approved and adopted this Agreement and the transactions contemplated hereby, (C) recommended that the stockholders of the Company accept the Offer, tender their shares of Company Common Stock thereunder to Sub and, if required by applicable law in order to consummate the Merger, approve and adopt this Agreement and the transactions contemplated hereby and (D) taken all necessary steps to render
Section 203 of the Delaware General Corporation Law (the "DGCL") inapplicable to the Merger; provided, however, that subject to and in accordance with the provisions of Section 6.02, such recommendation may be withdrawn, modified or amended in connection with a Superior Proposal (as defined in Section 6.02). The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in the immediately preceding sentence.

         (b) As soon as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9


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promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Board of Directors of the Company described in Section 1.02(a), and shall take such steps as are necessary to cause the Schedule 14D-9 to be disseminated to the holders of shares of Company Common Stock as and to the extent required by applicable federal securities laws. The Company, Parent and Sub shall correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the Schedule
14D-9 (including all amendments and supplements thereto) prior to its being filed with the SEC, and the Company will provide Parent and its counsel in writing with any comments that the Company receives from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of any such comments.

         (c) The Company shall promptly cause its transfer agent to furnish Sub with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock. The Company shall furnish Sub with such additional information, including, without limitation, updated listings and files of stockholders, mailing labels and security position listings and such other assistance as Parent, Sub or their agents may reasonably request in communicating the Offer to record and beneficial holders of shares of Company Common Stock.

         1.03 Company Board Representation; Section 14(f).

         (a) Commencing upon the purchase by Sub of shares of Company Common Stock pursuant to the Offer or the Stock Option Agreement and from time to time thereafter, Sub shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors of the Company that equals the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to any directors elected pursuant to this sentence) and (ii) the percentage that (A) the aggregate number of shares of Company Common Stock beneficially owned by Sub or any affiliate of Sub (including shares accepted for payment in the Offer, provided funds therefor have been deposited with the depositary appointed by Sub in connection with the Offer, and shares of Company Common Stock issued to Sub under the Stock Option Agreement) represents of (B) the total number of shares of Company Common Stock then outstanding, and the Company shall take all actions necessary to cause Sub's designees to be elected or appointed as directors of the Company, including, without limitation, by increasing the size of the Board of Directors of the Company or securing the resignations of incumbent directors or both. At such times, the Company shall use its best efforts to cause persons designated by Sub to constitute the same percentage of each committee of the Board of Directors of the Company, each board of directors of each Subsidiary and each committee of each such board as such persons represent on the Board of Directors of the Company.


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         (b) The Company's obligations to appoint Buyer's designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange
Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations under this Section 1.03. Parent or Sub shall supply to the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

         (c) From and after the time that any of Sub's designees are appointed to the Company's Board of Directors pursuant to this Section 1.03 and prior to the Effective Time, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of the time for the performance of any of the obligations of Parent or Sub hereunder, any waiver of any condition to the obligations of the Company or of any of Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the Company Designees (as hereinafter defined), which action shall be deemed to constitute the action of the full Board of Directors. Until the Effective Time, the Company shall retain as members of its Board of Directors at least two directors who are directors of the Company on the date of this Agreement (the "Company Designees"); in the event of the death, resignation or removal of any of the Company Designees, any remaining Company Designee (or, if no other Company Designee shall remain on the Board, the last remaining Company Designee and, if no Company Designee shall remain on the Board, a majority of the other members of the Board) shall have the right to appoint a successor or successors to fill the vacancies so created, which successor shall not be an affiliate or associate (as those terms are defined in Section 203 of the DGCL) of Parent or Sub, each of whom shall be deemed for purposes of this Agreement to be a Company Designee.

                                   ARTICLE II.

                                   THE MERGER

         2.01 The Merger. At the Effective Time (as defined in Section 2.02), upon the terms and subject to the conditions of this Agreement, Sub shall be merged with and into the Company (the "Merger") in accordance with the DGCL. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Article III.

         2.02 Effective Time. At the Closing (as defined in Section 2.03), a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the "Secretary of State") for filing, as provided in Section 251 or Section 253, as applicable, of the DGCL, on, or as soon as practicable after, the Closing Date (as defined in Section 2.03). The


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Merger shall become effective at the time of the filing of the Certificate of
Merger with the Secretary of State or such other time as Sub and the Company shall agree to be set forth in the Certificate of Merger (such time being referred to herein as the "Effective Time").

         2.03 Closing. The closing of the Merger (the "Closing") will take place at the offices of Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, or at such other place as the parties hereto mutually agree, as soon as practicable (but in no event later than 10:00 a.m., New York City time, on the second business day) after consummation of the Offer and, if required by applicable law in order to consummate the Merger, after the adoption of this Agreement by the requisite vote of the stockholders of the Company, provided that the other closing conditions set forth in Article VIII have been satisfied or, if permissible, waived in accordance with this Agreement (the "Closing Date").

         2.04 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided that the Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "FIRST: The name of the Corporation is Proxima Corporation."; and (ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

         2.05 Directors and Officers of the Surviving Corporation. The directors of Sub and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

         2.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

         2.07 Further Assurances. Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.


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                                  ARTICLE III.

                              CONVERSION OF SHARES

         3.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of any holder of capital stock of the Company:

         (a) Capital Stock of Sub. Each issued and outstanding share of the common stock, par value $.001 per share, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

         (b) Cancellation of Treasury Stock and Company Common Stock Owned by Parent and its Subsidiaries. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other wholly owned Subsidiary of Parent automatically shall be cancelled and retired and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly, through Subsidiaries or otherwise, beneficially owned by such party.

         (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 3.01(b) and other than Dissenting Shares (as defined in Section 3.01(d)) shall be converted into the right to receive the Per Share Amount (the "Merger Price"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price per share, upon the surrender of such certificate in accordance with
Section 3.02, without interest.

         (d) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive the Merger Price pursuant to Section 3.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Price pursuant to Section 3.01(c).


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
         (ii) The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

         (e) Stock Options. Immediately prior to the Effective Time, each of the then outstanding employee stock options to purchase Common Stock (the "Company Stock Options") granted under any employee stock option or compensation plan or arrangement of the Company (the "Company Stock Plans"), whether or not then vested or exercisable, automatically shall be cancelled, and each holder of any such Company Stock Option shall be paid by the Company at the Effective Time for each such Company Stock Option an amount in cash (subject to any applicable withholding taxes) determined by multiplying (i) the excess, if any, of the Merger Price over the applicable exercise price of such Company Stock Option by
(ii) the number of shares of Company Common Stock such holder could have purchased (assuming full vesting of all Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time. Prior to the Effective Time, the Company will use its best efforts to obtain any necessary consents and make any amendments to the terms of the Company Stock Plans to the extent such consents or amendments are necessary to give effect to the foregoing. Payment by the Company may be withheld in respect of any Company Stock Option until necessary consents are obtained.

         (f) Employee Stock Purchase Plan. Immediately prior to the Effective Time, the Company's Employee Stock Purchase Plan shall be terminated, and holders of shares of Company Common Stock purchased under such plan shall be subject to the terms of this Article III.

         3.02 Exchange of Certificates.

         (a) Exchange Agent. As soon as reasonably practicable after the Effective Time, Parent shall make available to the Surviving Corporation for deposit with a bank or trust company designated by Parent (the "Exchange Agent"), a cash amount equal to the aggregate Merger Price to which holders of shares of Company Common Stock shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section. The Exchange Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent. The Exchange Agent shall have a combined capital and surplus of at least $100,000,000.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to


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
Section 3.01(c) into the right to receive the Merger Price (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Price per share of Company Common Stock represented thereby which such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be cancelled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per share of Company Common Stock represented thereby as contemplated by this
Article III.

         (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section.

         (d) Escheat. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts representing the Merger Price and remaining unclaimed by any holder of shares of Company Common Stock on the day immediately prior to the time such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by law, become the property of Parent, free and clear of any claims or interest of any natural or legal person previously entitled thereto.

                                   ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the relevant Section (determined in accordance with Section 10.10 of this Agreement) of the disclosure schedule (the "Disclosure Schedule") delivered by the Company to Parent and Sub concurrently with the execution of this Agreement, the Company represents and warrants to Parent and Sub as follows:

         4.01 Organization and Qualification.

         (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except (in the case of any Subsidiary) for such failures to be so organized, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, (i) are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole and
(ii) could not be reasonably expected to have a Material Adverse Effect on the validity or enforceability of this Agreement or the Stock Option Agreement or on the ability of the Company to perform its obligations hereunder or thereunder. As used in this Agreement, any reference to any event, change or effect having a "Material Adverse Effect" on or with respect to, or "Materially Adversely Affecting," an entity (or group of entities taken as a whole) means such event, change or effect materially adversely affects the business, condition (financial or otherwise) or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole). Section 4.01 of the Disclosure Schedule sets forth the name and jurisdiction of incorporation of each Subsidiary of the Company.

         (b) Neither the Company nor any Subsidiary of the Company, directly or indirectly, owns any shares or has any ownership interest in any other Person or is a partner with any other Person, and neither the Company nor any Subsidiary of the Company has an obligation to purchase any shares of stock, other securities or any other form of investment in any other Person.

         4.02 Capital Stock.

         (a) The authorized capital stock of the Company consists solely of 40,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). As of the date of this Agreement, (i) 7,175,445 shares of Company Common Stock were issued and outstanding, (ii) 281,221 shares of Company Common

Stock were held in the treasury of the Company, (iii) 1,500,000 shares of Company Common Stock have been reserved for issuance under the Company's Amended and Restated 1996 Stock Plan (the "1996 Plan"), (iv) up to an additional 500,000 shares of Company Common Stock have been reserved for issuance under the 1996 Plan to the extent that outstanding options to purchase Company Common Stock previously granted under the Company's Amended and Restated 1986 Stock Option Plan expire unexercised and (v) 1,427,914 shares of Company Common Stock have been reserved for issuance under the Stock Option Agreement. As of the date hereof, no shares of Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and the Stock Option Agreement, there are no (i) outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or any Subsidiary of the Company or to grant, extend or enter into any Option with respect thereto or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

         (b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien").

         (c) There are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

         (d) As of the date of this Agreement and as of the record date of the Company's most recent annual meeting of stockholders, the Company has and had, respectively, at least 800 holders of Company Common Stock. The Company previously has furnished to Parent written documentation with respect to such number of holders of Company Common Stock, including certifications obtained by the Company in accordance with Section 2115(a) of the California General Corporation Law from each Nominee Holder (as defined in such Section 2115(a)) with respect to all beneficial owners for whom shares of Company Common Stock are held and the number of such shares held for those beneficial owners having addresses (as shown on the records of the Nominee Holders) in the State of California and outside of the State of California.

         4.03 Authority Relative to this Agreement and the Stock Option Agreement. The Company has full corporate power and authority to enter into this Agreement and the Stock Option Agreement and, subject (in the case of this Agreement) to obtaining the Company Stockholders' Approval (as defined in
Section 7.02(a)), if and to the extent required by applicable law, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company; the Board of Directors of the Company has unanimously recommended adoption of this Agreement by the stockholders of the Company and directed that this Agreement be submitted to the stockholders of the Company for their consideration; and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, other than, with respect to the Merger, obtaining the Company Stockholders' Approval if and to the extent required by applicable law. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and, subject (in the case of this Agreement) to the obtaining of the Company Stockholders' Approval, if and to the extent required by applicable law, constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.04 Non-Contravention; Approvals and Consents.

         (a) The execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

         (b) Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Schedule 14D-9 and the Proxy Statement (as defined in Section 4.09) with the SEC pursuant to the Exchange Act, (iii) for the actions pursuant to Section 14(f) of and Rule 14f-1 under the Exchange Act contemplated by
Section 1.03(b), (iv) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, and (v) as disclosed in Schedule 4.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement and the Stock Option Agreement by the Company, the performance by the Company of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby or thereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

         4.05 SEC Reports and Financial Statements. The Company delivered to Parent prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since March 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC as of the date thereof with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

         4.06 Absence of Certain Changes or Events. Except as contemplated by this Agreement and except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (a) since December 31, 1997 there has not been any change, event or development having, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole and
(b) between such date and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 6.01(b).

         4.07 Absence of Undisclosed Liabilities; Cash and Short-term
Investments.

         (a) Except for matters reflected or reserved against in the balance sheet at December 31, 1997 included in the Company Financial Statements, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations
(i) which were incurred in the ordinary course of business consistent with past practice and (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole.

         (b) As of the date of this Agreement, the Company has cash and cash equivalents and short-term investments (in each case calculated in accordance with generally accepted accounting principles consistently applied in accordance with past practice) that in the aggregate equal at least $20 million.

         4.08 Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against, relating to or affecting, nor to the knowledge of the Company and its Subsidiaries are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement, and there are no facts or circumstances known to the Company or any of its Subsidiaries that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

         4.09 Information Supplied.

         (a) The Schedule 14D-9, any proxy statement or information statement, as the case may be, relating to the Company Stockholders' Meeting (as defined in Section 7.02) to be sent to stockholders of the Company, as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Offer or the Merger and the other transactions contemplated hereby or by the Stock Option Agreement will not, on the date of its filing or, with respect to the Schedule 14D-9, at the date it is filed with the SEC and first published, sent or given to stockholders, or, in the case of the Proxy Statement, at the date it is mailed to stockholders, and at the time of the Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein and information incorporated by reference therein from documents, if any, filed by Parent or any of its Subsidiaries with the SEC. The Schedule 14D-9, the Proxy Statement and any other such documents filed by the Company with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act.

         (b) Neither the information supplied or to be supplied in writing by or on behalf of the Company for inclusion, nor the information incorporated by reference from documents filed by the Company or any of its Subsidiaries with the SEC, in the Offer Documents or any other documents to be filed by Parent or Sub with the SEC or any other Governmental or Regulatory Authority in connection with the Offer or the Merger and the other transactions contemplated hereby or by the Stock Option Agreement will on the date of its filing or, with respect to the Offer Documents, at the date they are filed with the SEC and first published, sent or given to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.10 Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the

"Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any Law or Order of any Governmental or Regulatory Authority, except for violations which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

         4.11 Compliance with Agreements; Certain Agreements; Major Customers.

         (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor to the knowledge of the Company and its Subsidiaries any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

         (b) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 30 days' or less notice involving the payment of more than $75,000 per annum or $250,000 per annum in the aggregate for all such agreements, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         (c) Section 4.11 of the Disclosure Schedule includes a complete and correct list of the 15 largest customers of the Company and its Subsidiaries, on a consolidated basis, in terms of revenue recognized in respect of such customers for the three-month period ending December 31, 1997, showing the amount of revenue recognized for each such customer during such period. No officer of the Company or any Subsidiary of the Company has been notified in writing that any of the customers listed in Section 4.11 of the Disclosure Schedule will terminate or reduce in any material respect, or otherwise materially and adversely change, the business or relationship between such customer and the Company or any Subsidiary of the Company.

         4.12 Taxes.

         (a) (i) Filing of Timely Tax Returns. The Company has timely filed all Tax Returns required to be filed by applicable law, maintained all documents and records relating to Taxes as are required to be made or provided by it and has complied in all respects with all legislation relating to Taxes applicable to it. All Tax Returns were in all respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct. No claim has ever been made by any authority of a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

         (ii) Payment of Taxes. The Company has, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are due and payable.

         (iii) Tax Reserves. The Company has established (and until the Closing Date will maintain) on its books and records reserves adequate to pay all Taxes not yet due and payable in accordance with generally accepted accounting principles. No differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) on the books and records of the Company that are not accounted for by an accrual on the books for federal income tax purposes.

         (iv) Tax Liens. There are no Liens for Taxes with respect to the assets or the income or operations of the Company except Liens for Taxes not yet due.

         (v) Extensions of Time for Filing Tax Returns. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

         (vi) Waivers of Statute of Limitations. The Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

         (vii) Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable federal and California state Tax Returns of the Company or those federal and California state Tax Returns have been examined by the appropriate taxing authorities for all periods through March 31, 1994, in the case of federal Tax Returns, and through March 31, 1993, in the case of California state Tax Returns. No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full.

         (viii) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and no Governmental or Regulatory Authority has notified the Company that it intends to investigate its Tax affairs.

         (ix) Powers of Attorney. No power of attorney currently in force has been granted by the Company concerning any Tax matter.

         (x) Tax Rulings. The Company has not received a Tax Ruling or entered into a Closing Agreement with any Governmental or Regulatory Authority that would reasonably be expected to have a Material Adverse Effect upon the Company after the Closing Date.

         (xi) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by the Company, (ii) all audit reports received from any Governmental or Regulatory Authority relating to any Tax Return filed by the Company and (iii) the Closing Agreements entered into by the Company with any Governmental or Regulatory Authority.

         (xii) Secondary Liability. No event, transaction, act or omission has occurred which could result in the Company becoming liable to pay or to bear any Tax as a transferee, successor or otherwise which is primarily or directly chargeable or attributable to any other person, firm or company. The Company has no actual or contingent liability (whether by reason of any indemnity, warranty or otherwise) to any other person in respect of any actual, contingent or deferred liability of such person for Taxes.

         (xiii) Withholding Taxes. The Company has complied (and until the Closing Date will comply) in all respects with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other Laws, and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental or Regulatory Authorities all amounts required in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (xiv) Code Section 341(f). The Company has not filed (and will not file prior to the Closing) a consent pursuant to Code Section 341(f) or agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code Section 341(f)(4)) owned by the Company.

         (xv) Code Section 168. No property of the Company is property that it or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code Section 168.

         (xvi) Code Section 481 Adjustments. The Company is not required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by the Company, and to the best of the knowledge of the Company, the Internal Revenue Service (the "IRS") has not proposed any such adjustment or change in accounting method.

         (xvii) Code Section 338 Elections. No election under Code Section 338 (or any predecessor provisions) has been made with respect to any assets of the Company.

         (xviii) Deductibility of Payments or Obligations. The Company is not subject to any contract, obligation or commitment under which it will or may any time hereafter be or become liable to make any payment (or provide any other amount in money or money's worth) which (in either such case) is not deductible, depreciable or amortizable in full in computing the income of the Company for the purpose of any Taxes on income or profits to which the Company may be subject, other than any payment relating to the acquisition of assets which is treated as having an indefinite useful life for purposes of the relevant Tax.

         (xix) Payments for Assets or Services. The Company has not disposed of any asset or supplied any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration to be received for such disposal or supply will be less than the consideration deemed received for Tax purposes.

         (xx) Parachute Payments. The Company is not a party to any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code
    Section 280G.

         (b) Defined Terms. The following capitalized terms shall have the following meanings:

         (i) "Closing Agreement" means a written and legally binding agreement with a Governmental or Regulatory Authority relating to Taxes.

         (ii) "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including, without limitation, income, capital, estimated, excise, property, sales, transfer, withholding, employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments.

         (iii) "Tax Returns" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local, or foreign Governmental or Regulatory Authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on the Company) or the administration of any laws, regulations or administrative requirements relating to any Tax.

         (iv) "Tax Ruling" means a written ruling by a Governmental or Regulatory Authority relating to Taxes.

         4.13 Employee Benefit Plans; ERISA.

         (a) There are no Company Benefit Plans (as defined below) except as set forth in Section 4.13 of the Disclosure Schedule. With respect to each Company Benefit Plan, to the extent applicable:

         (i) each of the Company Benefit Plans is, and its administration is and has been in compliance with, and none of the Company nor any of its Subsidiaries has received any claim or notice that any such Company Benefit Plan is not in compliance with, its terms and all applicable laws, regulations, rulings and other authority issued thereunder and all other applicable governmental laws, regulations and orders, and prohibited transaction exemptions, including, without limitation, the requirements of ERISA and all Tax rules for which favorable Tax treatment is intended, bonding requirements and requirements for the filing of applicable reports, documents, and notices with the Secretary of Labor or the Secretary of the Treasury and the furnishing of documents to the participants and beneficiaries (and other individuals entitled to such documents) of each such Plan (as defined below);

         (ii) neither the PBGC (as defined below), the Company nor any of its Subsidiaries has instituted proceedings to terminate any Company Benefit Plan;

         (iii) all contributions, premiums and other payments required by law or any Plan or applicable collective bargaining agreement to have been made under any such Plan to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof; and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing, or otherwise with respect to periods before and through the Closing, due from any of the Company or its affiliates to, under or on account of each Company Benefit Plan shall have been paid prior to Closing or shall have been fully reserved and provided for on the Company Financial Statements;

         (iv) no Company Benefit Plan is now or has ever been subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code;

         (v) the actuarial present value on a termination basis of accrued benefits under each of the Company Benefit Plans sponsored by the Company, any Subsidiary of the Company or any ERISA Affiliate which is subject to Title IV of ERISA, based upon the interest rate assumptions that would be utilized by the PBGC to value annuities for a pension plan termination and the other actuarial assumptions and methods currently used for such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Benefit Plan;

         (vi) each of the Company Benefit Plans which is intended to be Tax-qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited, and no circumstances have occurred that would adversely affect the tax-qualified status of any such Plan;

         (vii) there is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or threatened, alleging any breach of the terms of any such Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any such Plan;

         (viii) none of the Company or any of its Subsidiaries is in default in performing any of its contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract;

         (ix) none of the Company or any Subsidiary of the Company, or, to the Company's best knowledge, any "party in interest" (as defined in Section 3(14) of ERISA) or any "disqualified person" (as defined in Section 4975 of the Code) with respect to any such Plan, has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or
    Section 406 of ERISA;

         (x) (a) no Company Benefit Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant's termination of employment, except to the extent required by Law; (b) there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any such Plan that could result in any material liability; (c) no such Plans are "multiple employer welfare arrangements" within the meaning of Section 3(40) of ERISA; (d) with respect to any such Plans that are self-insured, all claims made pursuant to any such Plan that have not yet been paid are set forth in Section 4.13 of the Disclosure Schedule, together with an estimate thereof; no such claim could, in the aggregate, result in an uninsured liability in excess of $10,000 per participant or covered dependent, and all such claims could not result in an uninsured liability of more than $100,000 in the aggregate for all participants and covered dependents combined, and are estimated as set forth on Section 4.13 of the Disclosure Schedule; (e) none of the

    Company or any Subsidiary of the Company maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding); and (f) all Company Benefit Plans which provide medical, dental health or long-term disability benefits are fully insured and claims with respect to any participant or covered dependent under such Company Benefit Plan could not result in any uninsured liability to the Company, any Subsidiary of the Company or Parent;

         (xi) None of the Company, any Subsidiary of the Company or any ERISA Affiliate has at any time: (a) had any obligation to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA, and (b) withdrawn in any complete or partial withdrawal from any "multiemployer plan" as defined in Section 3(37) of ERISA. If the Company, the Subsidiaries of the Company and each ERISA Affiliate were to, as of the date hereof, completely withdraw from all multiemployer plans in which any of them participate, or to which any of them otherwise have any obligation to contribute, neither the Company, any Subsidiary of the Company nor any ERISA Affiliate would incur any withdrawal liability;

         (xii) with respect to each such Plan, true, correct, and complete copies of the applicable following documents have been delivered to Parent:
    (a) all current Plan documents and related trust documents, and any amendment thereto; (b) Forms 5500, financial statements and actuarial reports for the last three Plan years; (c) the most recently issued IRS determination letter; (d) summary plan descriptions and all summaries of material modifications; and (e) all written communications to employees relating to such Plans.

         (b) Without limiting any other provision of this Section 4.13, no event has occurred and no condition exists, with respect to any Plan, that has subjected or could subject the Company or any Subsidiary of the Company, or any Company Benefit Plan or any successor thereto, to any tax, fine, penalty or other liability (other than, in the case of the Company, a Subsidiary of the Company and the Company Benefit Plans, a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under a Company Benefit Plan with respect to employees of the Company and the Subsidiaries of the Company). No Plan other than a Company Benefit Plan is or will be directly or indirectly binding on Parent by virtue of the transactions contemplated hereby. Parent, and its affiliates, including on and after the Closing, the Company and any Subsidiary of the Company, shall have no liability for, under, with respect to or otherwise in connection with any Plan, which liability arises under ERISA or the Code, by virtue of the Company or any Subsidiary of the Company being aggregated in a controlled group or affiliated service group with any ERISA Affiliate for purposes of ERISA or the Code at any relevant time prior to the Closing. No Plan exists which could result in the payment by the Company of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of the Company or any Subsidiary of the Company (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein, and none of the Company or any Subsidiary of the Company, nor any of their respective affiliates, is a party to any Plan, program, arrangement or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to, any of the Company or any Subsidiary of the Company. None of the Company or any Subsidiary of the Company maintains any Plan which provides severance benefits to current or former employees or other service providers. Each Company Benefit Plan may be amended and terminated in accordance with its terms, and, each such Plan provides for the unrestricted right of the Company or any Subsidiary of the Company (as applicable) to amend or terminate such Plan. Neither the Company, any Subsidiary of the Company nor Parent will have any liability under the Workers Adjustment and Retraining Notification Act, as amended, with respect to any events occurring or conditions existing on or prior to Closing.

         (c) As used herein:

         (i) "Company Benefit Plan" means a Plan which the Company or any Subsidiary of the Company, or any ERISA Affiliate sponsors, maintains, has any obligation to contribute to, has liability under or is otherwise a party to, or which otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) of the Company or any Subsidiary of the Company existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Closing Date and, in the case of a Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement.

         (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor or statute thereto, and the rules and regulations promulgated thereunder.

         (iii) "ERISA Affiliate" means an entity required to be aggregated with any of the Company or any Subsidiary of the Company under Sections 414(b),
    (c), (m) or (o) of the Code or Section 4001 of ERISA.

         (iv) "PBGC" means the Pension Benefit Guaranty Corporation.

         (v) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based) leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

         (d) Except as set forth in Section 4.13 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes a change in control or has or will accelerate benefits under any Company Benefit Plan.

         4.14 Insurance. The Company delivered to Parent prior to the execution of this Agreement a true and complete list of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations, properties, assets or employees of the Company or any of its Subsidiaries.

         4.15 Labor Matters. There are no material controversies pending or, to the knowledge of the Company and its Subsidiaries, threatened between the Company or any of its Subsidiaries and any representatives of its employees, and, to the knowledge of the Company and its Subsidiaries, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since March 31, 1993, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries.

         4.16 Environmental Matters.

         (a) (i) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below); (ii) the Company and its Subsidiaries have obtained all permits, licenses and other material authorizations from all Governmental or Regulatory Authorities required under applicable Environmental Laws, and are in compliance with the terms and conditions thereof; (iii) neither the Company nor any of its Subsidiaries has received written notice of, or is the subject of, any action cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or noncompliance with any Environmental Law; and (iv) there is no environmental condition which was caused by the Company or its Subsidiaries on any of the properties currently or formerly owned or leased by the Company or any of its Subsidiaries.

         (b) As used herein:

         (i) "Environmental Law" means any Law of any Governmental or Regulatory Authority relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material; and

         (ii) "Hazardous Material" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials,"

    "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any Governmental or Regulatory Authority.

         4.17 Tangible Property and Assets; Real Property. The Company and its Subsidiaries have good and marketable title to, or have valid leasehold interests in or valid rights under contract to use, all tangible property and assets used in and, individually or in the aggregate, material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole (including all tangible property and assets reflected on the latest unaudited balance sheet included in such Company SEC Reports or acquired since such date, other than property or assets disposed of since such date or held subject to a lease or other contract permitted to expire in accordance with its terms since such date, in either case in the ordinary course of business), free and clear of all Liens other than (i) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent and (ii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of the Company or any such Subsidiary. All such property and assets are, in all material respects, in good working order and condition, ordinary wear and tear excepted, and adequate and suitable for the purposes for which they are presently being used. The Company and its Subsidiaries do not own any real property.

         4.18 Intellectual Property Rights.

         (a) (i) The Company or a Subsidiary of the Company owns the entire right, title and interest in and to, or is licensed or otherwise has the right to use, all Intellectual Property (as defined below), including the right to sue and recover for damages and the other remedies with respect to any past infringement or other violations of the Intellectual Property, used in or necessary for the conduct of the business as currently conducted by the Company and its Subsidiaries taken as a whole; (ii) there is no suit, claim, action, investigation or proceeding pending or, to the best knowledge of the Company, threatened that the Company or any Subsidiary of the Company is infringing, misappropriating or otherwise violating the rights of any person or entity with regard to any Intellectual Property owned by, licensed to and/or otherwise used by the Company or any Subsidiary of the Company; (iii) to the best knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any Subsidiary of the Company with respect to any Intellectual Property owned by, licensed to and/or otherwise used by the Company or its Subsidiaries; (iv) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not conflict with or result in any violation, breach or default under any agreement, license, sublicense or other right relating to the Intellectual Property owned by, licensed to and/or otherwise used by the Company or its Subsidiaries; (v) the Company or a Subsidiary of the Company will continue to own, be licensed or have rights to use the Intellectual Property after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
(vi) the Company and each Subsidiary of the Company has taken reasonable steps to protect its Intellectual Property and its rights thereunder, and to the best knowledge of the Company, no such rights to Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Company or any Subsidiary of the Company; (vii) there are no restrictions on the direct or indirect transfer of any interest in the Intellectual Property, including any license agreement, held by the Company or any Subsidiary of the Company in respect of the Intellectual Property; (viii) neither the Company nor any of its Subsidiaries is, or has received notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any agreement to use the Intellectual Property; and (ix) all documentation related to the Intellectual Property is accurate in all material respects and reasonably sufficient in detail and content to identify and explain the Intellectual Property to facilitate its full and proper use without reliance on the special knowledge or memory of any Person.

         (b) "Intellectual Property" means: (i) any and all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, trade dress, copyrights and copyright rights, patents and patent rights, mask works, trade secrets, know-how, proprietary information, processes, formulae, computer programs (including source code, object code and data), industrial models, designs, methodologies, business names, product names, brand names, logos and slogans; (ii) any and all pending applications for trademarks, service marks, copyrights, patents and mask works and any and all other kinds of intellectual property; and (iii) all documentation related to such intellectual property, including, without limitation, technical specifications, manufacturing, engineering and technical drawings, and comprising physical documents and/or electronic files.

         4.19 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 5.06, unless the Merger may be consummated in accordance with Section 253 of the DGCL as contemplated by Section 7.02(b), the affirmative vote of the holders of record of at least a majority of the outstanding shares of Company Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. No action on the part of the Company's stockholders is required with respect to the Stock Option Agreement.

         4.20 Section 203 of the DGCL Not Applicable. The provisions of Section 203 of the DGCL will not, before the termination of this Agreement, assuming the accuracy of the representation and warranty contained in Section 5.06, apply to this Agreement, the Stock Option Agreement, the Offer, the Merger or the other transactions contemplated hereby or by the Stock Option Agreement.

         4.21 Financial Advisor Advice. The Company has received the opinion of Broadview Associates LLC to the effect that, as of the date of this Agreement, the cash consideration to be received by the stockholders of Company pursuant to the Offer and the Merger is fair, from a financial point of view, to such stockholders.

                                   ARTICLE V.

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub represent and warrant to the Company as follows:

         5.01 Organization and Qualification. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Parent and Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on the validity or enforceability of this Agreement or on the ability of Parent or Sub to perform its obligations hereunder.

         5.02 Authority Relative to this Agreement. Each of Parent and Sub has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by its Board of Directors and by Parent in its capacity as the sole stockholder of Sub and no other corporate proceedings on the part of Parent or Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent or Sub and the consummation by Parent or Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub and constitutes the legal, valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.03 Non-Contravention; Approvals and Consents.

         (a) The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of their obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries, or
(ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any Law or Order of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

         (b) Except (i) for the filing of a premerger notification report by Parent under the HSR Act, (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iii) for the filing of the Schedule 14D-1 with the SEC pursuant to the Exchange Act, and the transactions contemplated hereby and (iv) as disclosed in Schedule 5.03 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by Parent and Sub, the performance by Parent and Sub of their respective obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

         5.04 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent and its Subsidiaries, threatened against, relating to or affecting, nor to the knowledge of Parent and its Subsidiaries are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, if determined adversely to Parent or any of its Subsidiaries, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

         5.05 Information Supplied.

         (a) The Offer Documents and any other documents to be filed by Parent or Sub with the SEC or any other Governmental or Regulatory Authority in connection with the Offer or the Merger and the other transactions contemplated hereby or by the Stock Option Agreement will not, on the date of its filing or, with respect to the Offer Documents, on the date they are filed with the SEC and first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by the Company or any of its Subsidiaries with the SEC. The Offer Documents and any other such documents filed by Parent or Sub with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act.

         (b) Neither the information supplied or to be supplied in writing by or on behalf of Parent or Sub for inclusion, nor the information incorporated by reference from documents filed by Parent or any of its Subsidiaries with the SEC, in the Schedule 14D-9, the Proxy Statement or any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Offer or the Merger and the other transactions contemplated hereby or by the Stock Option Agreement will on the date of its filing or, with respect to the Schedule 14D-9, on the date it is filed with the SEC and first published, sent or given to stockholders of the Company, or, in the case of the Proxy Statement, at the date it is mailed to stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.06 Parent Not an Interested Stockholder or an Acquiring Person. Neither Parent nor any of its affiliates or associates (as such terms are defined in Section 203 of the DGCL) is an "interested stockholder" (as such term is defined in Section 203 of the DGCL).

         5.07 Financing. Parent has sufficient cash and/or available credit facilities (and has provided the Company with evidence thereof) to acquire all the outstanding shares of Company Common Stock in the Offer and the Merger in accordance with this Agreement and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VI.

                            COVENANTS OF THE COMPANY

         6.01 Conduct of Business. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Stock Option Agreement, or to the extent that Parent shall otherwise consent in writing):

         (a) Ordinary Course. The Company and its Subsidiaries shall conduct their respective businesses only in, and the Company and such Subsidiaries shall not take any action except in, the ordinary course in substantially the same manner as previously conducted and in substantial compliance with all applicable Laws.

         (b) Without limiting the generality of paragraph (a) of this Section,
(i) the Company and its Subsidiaries shall use reasonable efforts to preserve intact in their present business organizations and reputation, to keep available the services of their present officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business relationships with them and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and (ii) neither the Company nor any of its Subsidiaries shall, except (A) as expressly contemplated by this Agreement or
(B) as set forth in Section 6.01 of the Disclosure Schedule:

         (1) adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its Subsidiaries;

         (2) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company;

         (3) expend funds for capital expenditures or research and development, which in the aggregate exceed $1,100,000;

         (4) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets except for disposition of inventory or immaterial assets, in either case, in the ordinary course of business consistent with past practice;

         (5) (x) declare, set aside or pay any dividends on, or declare or make any other distribution in respect of, any of its capital stock (except for dividends paid by Subsidiaries to the Company with respect to capital stock), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its

    Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (6) authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of Options or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any Options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than issuances upon exercise of Company Stock Options outstanding on the date hereof);

         (7) amend its Certificate of Incorporation, By-Laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;

         (8) acquire or agree to acquire, including, without limitation, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

         (9) settle or compromise any stockholder derivative or other suits arising out of the transactions contemplated by this Agreement or any other litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, other than in consultation and cooperation with Parent, and, with respect to any such settlement, without the prior written consent of Parent (except such consent shall not be required for payments to be made under any such agreements existing on the date of this Agreement and described in Section 6.01 of the Disclosure Schedule), which consent shall not be unreasonably withheld;

         (10) make any material Tax election or settle or compromise any material Tax liability (whether with respect to amount or timing);

         (11) except in the ordinary course of business, materially modify, amend or terminate any material Contract or waive or release or assign any material rights or claims;

         (12) (i) fail to pay in the ordinary course of business consistent with past practice any amount ("Payable") due, owing or payable to any trade creditor or supplier or (ii) other than in the ordinary course of business consistent with past practice, alter the terms or scheduled payment dates of any Payable; or

         (13) take or agree to take any action that would make any representation and warranty of the Company contained in this Agreement inaccurate at, or as of any time prior to, the Effective Time, or omit or agree to omit to take any action necessary and prudent to prevent any such representation or warranty from being inaccurate at any such time.

         (c) Advice of Changes. The Company shall confer on a regular and frequent basis with Parent with respect to its business and operations and other matters relevant to the Offer or the Merger, and shall promptly advise Parent, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby.

         6.02 No Solicitations. Except as provided below, from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, neither the Company nor any of its Subsidiaries shall, nor shall they authorize or permit any officer, director, employee, investment banker, financial advisor, attorney, accountant or other advisor or representative (each, a "Representative") retained by or acting for or on behalf of the Company or any of its Subsidiaries to, directly or indirectly, (i) take any action to knowingly solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any offer or proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the shares of any class of voting securities of the Company or any of its Subsidiaries or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement or by the Stock Option Agreement (any of the foregoing being referred to as an "Acquisition Proposal"), or (ii) knowingly engage in negotiations, discussions or communications regarding or disclose any information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any person, corporation, partnership or other entity or group (a "Potential Acquiror") that may be considering making, or has made, an Acquisition Proposal. The Board of Directors of the Company (including any committee thereof) shall not withdraw or modify in a manner adverse to Parent the approval and recommendation of the Offer, this Agreement, the Stock Option Agreement or the Merger or approve or recommend any Acquisition Proposal. Notwithstanding the foregoing, (i) the Company may participate in discussions or negotiations with or furnish information to any third party which makes a written Acquisition Proposal which either (x) is not subject to a financing contingency and involves the purchase for cash of 100% of the Company Common Stock at a price per share greater than the purchase price of the Offer or (y) provides for the acquisition of 100% of the Company Common Stock for consideration, not consisting entirely of cash, which the Company's Board of Directors determines, based on the advice of its financial advisor, is financially superior to the purchase price of the Offer (in the case of either (x) or (y), a "Superior Proposal"), and (ii) the Board of Directors or any committee thereof may withdraw or modify in a manner adverse to Parent the approval or recommendation of this Agreement, the Offer or the Merger and may approve or recommend any such Superior Proposal, if, in the case of either (i) or (ii), the Board of Directors of the

Company determines (and is advised by its outside legal counsel) that the failure to take such action would constitute a breach of its fiduciary duties and the Company enters into a confidentiality agreement with the Potential Acquiror with respect to any non-public information relating to the Company or its Subsidiaries upon terms substantially the same as (and in no event more beneficial to the Potential Acquiror than) those contained in the Confidentiality Agreement dated July 21, 1997, between Parent and the Company. The Company shall (i) notify Parent promptly (and in any event within one business day) after receipt of any Acquisition Proposal (or any indication that any person is considering making an Acquisition Proposal) or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any person that may be considering making, or has made, an Acquisition Proposal, (ii) notify Parent promptly of any material change to any such Acquisition Proposal, indication or request and (iii) upon reasonable request by Parent, provide Parent with all material information about any such Acquisition Proposal, indication or request. The Company will not, and will cause its affiliates not to, enter into an agreement with respect to a Superior Proposal unless Parent has been advised in writing of the identity of the parties making the Superior Proposal and the material terms thereof at least two business days prior to the entering into of such agreement.

                                  ARTICLE VII.

                              ADDITIONAL AGREEMENTS

         7.01 Access to Information; Confidentiality.

         (a) The Company shall, and shall cause its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide Parent and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective properties, books, contracts, commitments and records, and (ii) furnish promptly to such persons
(x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of federal or state securities laws or filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Benefit Plans and other books and records) concerning the business and operations of the Company and its Subsidiaries as Parent or its Representatives reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

         (b) Parent will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Laws of Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities), or
(ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the

Company and its Subsidiaries furnished to it by the Company or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by Parent or its Representatives, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of Parent and its Representatives or
(z) later acquired by Parent or its Representatives from another source if Parent or such Representative is not aware that such source is under an obligation to the Company to keep such documents and information confidential. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of the Company, Parent will, and will cause its Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the Company or its Representatives to Parent and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by Parent or its Representatives.

         (c) Parent will not for a period of two years from the date of termination of this Agreement directly or indirectly solicit for employment or employ any person who is at the date of this Agreement employed by the Company or any of its Subsidiaries; provided, however, that the foregoing restriction shall not apply (i) following the Effective Time, (ii) to solicitations made by way of advertisement or other general (as opposed to specific) solicitations or
(iii) to solicitations addressed to persons who at the date of the solicitation have not been employed by the Company or its Subsidiaries for a period of at least six months.

         7.02 Approval of Stockholders.

         (a) If required by applicable law in order to consummate the Merger, the Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as soon as practicable following the acceptance and payment and purchase of shares of Company Common Stock by Sub pursuant to the Offer, for the purpose of voting on the Merger and the adoption of this Agreement (the "Company Stockholders' Approval"). Subject to Section 6.02, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement, and shall use its best efforts to obtain such adoption. At such meeting, Parent shall, and shall cause its Subsidiaries to, cause all shares of Company Common Stock then owned by Parent or any such Subsidiary to be voted in favor of the adoption of this Agreement.

         (b) Notwithstanding the foregoing, in the event that Sub shall acquire at least 90% of the then outstanding shares of Company Common Stock, the parties hereto shall, subject to Article VIII, at the request of Sub take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

         7.03 Preparation of Proxy Statement. Except to the extent not required by applicable law, the Company shall prepare and file the Proxy Statement and all other required materials with the SEC as soon as reasonably practicable after consummation of the Offer, and shall use its best efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub shall use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholders' Meeting at the earliest reasonably practicable time.

         7.04 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections
7.02 and 7.03, each of the Company and Parent will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Offer, the Merger and the other matters contemplated hereby and by the Stock Option Agreement, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party hereto or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act and under comparable merger notification or competition laws of non-U.S. jurisdictions, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act or the authorities of such other jurisdictions, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Offer or the Merger or the other matters contemplated by this Agreement commenced by the FTC, the Antitrust Division, state attorneys general or any other Governmental or Regulatory Authority.

         7.05 Employee Benefit Plans.

         (a) Parent shall cause the Company Benefit Plans (other than those that are based on Company Common Stock) in effect at the date of this Agreement to remain in effect until the second anniversary of the Effective Time or, to the extent such Company Benefit Plans

(other than those that are based on Company Common Stock) are not continued, Parent will maintain or cause the Company to maintain until such date benefit plans (as defined in Section 3(3) of ERISA) for the benefit of the employees of the Company which are no less favorable, in the aggregate, than the Company Benefit Plans (other than those that are based on Company Common Stock) existing on the date hereof. All Company Benefit Plans under which the employees' interests are based on Company Common Stock shall be terminated immediately prior to the Effective Time. The Company's employees shall be given credit, for purposes of any service requirements for participation in the Parent plans for which they become eligible, if any, for their period of service with the Company prior to the Effective Time, and the Company employees shall also, with respect to participation in any Parent plans or programs for which they may become eligible, if any, which have co-payment, deductible or other co-insurance features, receive credit for any amounts such employees have paid to date in 1998 in co-payments, deductibles or co-insurance under comparable programs maintained by the Company prior to the Effective Time. In addition, no employee of the Company who participates in any medical/health plan of the Company at the Effective Time shall be denied coverage under any Parent medical/health plan for which they become eligible, if any, by reason of any pre-existing condition exclusions, to the extent applicable subsequent to the Effective Time.

         (b) Parent will, and will cause the Surviving Corporation to, honor without modification all employee severance plans (or policies) and employment and severance agreements of the Company or any of its Subsidiaries in existence on the date hereof as such agreements shall be in effect in accordance with the terms of this Agreement at the Effective Time, including, without limitation, the plans and agreements specified in Schedule 7.05 hereto.

         7.06 Directors' and Officers' Indemnification and Insurance.

         (a) Until the sixth anniversary of the Effective Time, the Company and Parent, and from and after the Effective Time the Surviving Corporation (each, an "Indemnifying Party"), shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs and expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries (including service as a fiduciary of any employee benefit plan), whether pertaining to any matter existing or occurring at or prior to the Effective Time to the fullest extent permitted by Delaware law or based in whole or in part on this Agreement or the transactions contemplated hereby ("Indemnified Liabilities"); provided that no Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld; provided further that in the event any claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claims shall continue until disposition of any and all such claims. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any

Indemnified Party (whether arising prior to or after the Effective Time), (w) the Indemnifying Parties will pay expenses in advance of the final disposition of any such claim, action suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification;
(x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Indemnifying Parties; (y) the Indemnifying Parties shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and
(z) the Indemnifying Parties shall use all commercially reasonable efforts to assist in the vigorous defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Indemnifying Parties, but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this paragraph except to the extent such failure materially and irreparably prejudices such party.

         (b) The Surviving Corporation shall (i) until the sixth anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous in any material respect to the insured parties) or (ii) purchase a policy of directors' and officers' liability insurance of at least the same coverage and amounts and containing terms that are no less advantageous in any material respect to the insured parties and for a term of six years after the Effective Time, in each case with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to clause (i) of this paragraph any amount per annum in excess of 125% of the last premium paid by the Company prior to the date of this Agreement, and if the annual premium of such insurance coverage exceeds that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount.

         (c) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (b) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate or articles of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under the DGCL or otherwise.

         (d) In the event Parent, the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers all or substantially all of its properties and assets to any person or (iii) consummates a transaction resulting in the transfer of more than a majority of its capital stock (whether by means of reverse triangular merger, share exchange or otherwise), then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Company or the Surviving Corporation, as the case may be, shall assume the obligations set forth in paragraphs (a) and
(b) of this Section.

         7.07 Expenses. Except as set forth in Section 9.02, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that expenses incurred in connection with printing and mailing the Offer Documents, the Schedule 14D-9 and the Proxy Statement, as well as any filing fees relating thereto, shall be shared equally by Parent and the Company.

         7.08 Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Broadview Associates LLC, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to Parent prior to the execution of this Agreement), and BT Alex. Brown Incorporated, whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm (a true and complete copy of which has been delivered by Parent to the Company prior to the execution of this Agreement), and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

         7.09 Notice and Cure. Each of Parent and the Company will notify the other promptly in writing of, and contemporaneously will provide the other with true and complete copies of any and all information or documents relating to, and will use reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Parent or the Company, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of Parent and the Company also will notify the other promptly in writing of, and will use best efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Parent or the Company, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

         7.10 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all steps reasonably necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

         7.11 Conveyance Taxes. Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereunder that are required or permitted to be filed on or before the Effective Time.

         7.12 Stock Option Agreement. The Company, Parent and Sub shall perform fully their respective obligations under the Stock Option Agreement.

                                  ARTICLE VIII.

                                   CONDITIONS

         8.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         (a) Stockholder Approval. Unless the Merger may be consummated pursuant to Section 253 of the DGCL as contemplated by Section 7.02(b), this Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the DGCL.

         (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         (c) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Stockholders Agreement.

         (d) Consummation of Offer. Sub or its permitted assignee shall have purchased all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

                                   ARTICLE IX.

                        TERMINATION, AMENDMENT AND WAIVER

         9.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval:

         (a) by mutual written consent of the Company and Parent;

         (b) by the Company (A) if there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement which breach has not been cured, in the case of a representation or warranty, prior to the Effective Time or, in the case of a covenant or agreement, within 30 days following receipt by Parent of notice of such breach (provided that such right to terminate shall expire on the date on which Parent or the Sub beneficially owns a majority of the outstanding shares of Company Common Stock, or (B) if there shall be any Law that makes consummation of the Merger illegal or if any injunction or Order of a Governmental or Regulatory Authority having jurisdiction preventing the consummation of the Merger shall have become final and non-appealable;

         (c) by Parent (A) (i) if any representation or warranty of the Company shall not be true and correct (x) in all material respects as of the date of this Agreement or (y) as of the time of termination of this Agreement, and, in a case described in this subclause (y), the failure of such representation or warranty to be true and correct (1) has a Material Adverse Effect on the Company, (2) if capable of being made true and correct within 30 days following receipt by the Company of notice of such representation or warranty not being true and correct is not in fact made true and correct within such 30-day period and (3) did not result from the announcement of this Agreement or the transactions contemplated hereby, or (ii) if there has been a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or the Stock Option Agreement which breach of a covenant or agreement has not been cured within 30 days following receipt by the Company of notice of such breach (provided that such right to terminate shall expire on the date on which Parent or Sub beneficially owns a majority of the outstanding shares of Company Common Stock and Parent's designees constitute, or shall have been afforded the opportunity, without the imposition by the Company of adverse conditions, to constitute, the requisite percentage (but not less than a majority) of the members of the Board of Directors of the Company specified in this Agreement),
(B) if there shall be any Law that makes consummation of the Merger illegal or if any injunction or Order of a Governmental or Regulatory Authority having jurisdiction preventing the consummation of the Merger shall have become final and non-appealable or (C) if the Offer shall have expired or been terminated without any shares of Company Common Stock being purchased thereunder by Sub as a result of the occurrence of any of the events described on Annex A hereto;

         (d) by either the Company or Parent if the Offer has not been consummated by May 5, 1998 (the "Outside Termination Date"), provided that the terminating party is not then in material breach of any provision of this Agreement;

         (e) by Parent upon the occurrence of a "Trigger Event" (as defined below), provided that such right to terminate shall expire on the date on which Parent or Sub beneficially owns a majority of the outstanding shares of Company Common Stock and Parent's designees constitute the requisite percentage (but not less than a majority) of the members of the Board of Directors of the Company specified in this Agreement; and

         (f) by Parent, if the FTC or the Antitrust Division has initiated litigation or an administrative proceeding challenging the transactions contemplated by this Agreement under U.S. antitrust laws, which litigation or administrative proceeding will include a motion seeking an Order or injunction prohibiting the consummation of any of the transactions contemplated by this Agreement.

         9.02 Effect of Termination.

         (a) If this Agreement is validly terminated by either the Company or Parent pursuant to Section 9.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 7.01(b), 7.01(c), 7.07, 7.08 and 9.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

         (b) In the event that Parent terminates this Agreement pursuant to
Section 9.01(c)(A)(i), 9.01(c)(A)(ii) or 9.01(e), then the Company shall pay to Parent (x) a termination fee in the amounts and at the times specified in
Section 9.02(c) and (y) an amount (not to exceed $500,000 in the aggregate) equal to all out-of-pocket expenses and fees certified by Parent to have been incurred by Parent and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and expenses payable to all banks, investment banking firms and other financial institutions and persons and their respective agents and counsel for acting as Parent's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the acquisition of all the outstanding shares of Company Common Stock in the Offer and the Merger). In the event that Parent terminates this Agreement pursuant to Section 9.01(c)(C), then the Company shall pay to Parent a termination fee in the amount and at the time specified in Section 9.02(c). A "Trigger Event" means any of the following events: (i) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to, or, at any time within 12 months after the termination of this Agreement, consummated any Acquisition Proposal or similar business combination or transaction other than the transactions contemplated by the Merger Agreement;
(ii) the Board of Directors of the Company or any committee thereof shall have withdrawn its approval or recommendation of the Offer, this Agreement or the Merger, or modified its approval or recommendation in a manner adverse to Parent or Sub; (iii) the Board of Directors of the Company or any committee thereof shall have made any recommendation with respect to an Acquisition Proposal by any person (other than Parent or Sub) other than a recommendation rejecting or against such Acquisition Proposal; (iv) the Company receives any Acquisition Proposal by any person (other than Parent or Sub), and the Company's Board of Directors takes a neutral position or makes no recommendation with respect to such Acquisition Proposal after a reasonable amount of time (and in no event more than five business days) has elapsed for the Company's Board of Directors to review and make a recommendation with respect to such Acquisition Proposal consistent with the Board's fiduciary duties; or (v) (x) any corporation, partnership or other entity or "person" (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, the

Company or any of their respective affiliates shall have, at any time prior to the termination of this Agreement, commenced, or announced an intention to commence, (A) a "solicitation" of "proxies" or become a "participant" in such a solicitation (as such terms are defined in Regulation 14A under the Exchange
Act) or (B) a tender offer, exchange offer or other extraordinary transaction (in each case with respect to Company Common Stock) and as a result thereof, if this Agreement were not terminated promptly thereafter, Parent or Sub would be required to incur substantial expenditures in addition to those otherwise required for the transactions contemplated by this Agreement, and (y) such corporation, partnership or other entity or "person" or its affiliates and associates (as defined in the Exchange Act) collectively shall be or become the beneficial owners (determined pursuant to Rule 13d-3 under the Exchange Act) of at least 15% of any class of shares of capital stock of the Company (including the shares of Company Common Stock) or shall have acquired, directly or indirectly, at least 15% of the assets or earning power of the Company.

         (c) The termination fee payable pursuant to Section 9.02(b) shall be as follows: (i) if the termination of this Agreement occurred pursuant to Section 9.01(e) based on a Trigger Event described in clause (i) or (v) of Section 9.02(b), a termination fee of $3,000,000 shall be payable immediately upon such termination; (ii) if the termination of this Agreement occurred pursuant to
Section 9.01(c)(A) or pursuant to Section 9.01(e) based on a Trigger Event described in clause (ii), (iii) or (iv) of Section 9.02(b), a termination fee of $1,500,000 (the "Initial Termination Fee") shall be payable immediately upon such termination, and an additional termination fee of $1,500,000 shall be payable immediately upon the occurrence during the 12 months following the receipt of the Initial Termination Fee of a Trigger Event described in clause
(i) or (v) of Section 9.02(b); and (iii) if (A) the termination of this Agreement occurred pursuant to Section 9.01(c)(C), (B) at any time prior to termination of this Agreement pursuant to Section 9.01(c)(C), the Company shall have received an Acquisition Proposal and (C) within 12 months of termination of this Agreement pursuant to Section 9.01(c)(C), the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to, or consummated any business combination or transaction with any person or entity that made the Acquisition Proposal referred to in the immediately preceding subclause (B) or with any affiliate of such person or entity, a termination fee of $3,000,000 shall be payable immediately upon such termination. All termination fees and other amounts payable under Section 9.02(b) and this Section 9.02(c) shall be payable by wire transfer of immediately available funds to an account designated in writing by Parent. Except as otherwise provided in this Section 9.02, all such amounts shall be due immediately upon termination of this Agreement and without prior notice or demand.

         (d) Notwithstanding anything to the contrary in this Agreement, any termination fees otherwise payable under Section 9.02(b) shall be reduced to the extent such payment otherwise would cause the Total Profit (as defined in the Stock Option Agreement) to exceed $4,500,000.

         9.03 Amendment. Subject to Section 1.03(c), this Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after adoption of this Agreement by the stockholders of the Company but after such adoption only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

         9.04 Waiver. Subject to Section 1.03(c), at any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE X.

                               GENERAL PROVISIONS

         10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article III and in Sections 7.01(b), 7.01(c), 7.05, 7.06, 7.07 and 7.08, which shall survive the Effective Time.

         10.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

         If to Parent or Sub, to:

         ASK asa
         K.G. Meldahlsvei 9
         N-1602 Fredrikstad
         NORWAY
         Facsimile No.: 47 69 34 0632
         Attn: Ole J. Fredriksen

         with a copy to:

         Rogers & Wells LLP
         200 Park Avenue
         New York, NY 10166

         Facsimile No.: 212-878-8375
         Attn: John A. Healy, Esq.

         If to the Company, to:

         Proxima Corporation
         9440 Carroll Park Drive
         San Diego, CA 92121-2298
         Facsimile No.: (619) 677-5755
         Attn: General Counsel

         with copies to:

         Brobeck, Phleger & Harrison LLP
         4875 MacArthur Court, Suite 1000
         Newport Beach, CA 92660
         Facsimile No.: 714-752-7522
         Attn: Patrick Arrington, Esq.

         and

         Brobeck, Phleger & Harrison LLP
         One Market Square
         Spear Street Tower
         San Francisco, CA 94105
         Facsimile No.: 415-442-1010
         Attn: Steve L. Camahort, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice in writing specifying such change to the other parties hereto.

         10.03 Entire Agreement. This Agreement, including all Exhibits and Schedules referred to herein or delivered pursuant hereto, and the Stock Option Agreement supersede all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and thereof, including, without limitation, that certain confidentiality agreement between the Company and Parent dated July 21, 1997, and contain the sole and entire agreement among the parties hereto with respect to the subject matter hereof and thereof.

         10.04 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

         10.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Sections
7.05 and 7.06 (which are intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

         10.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder, including the right to purchase all or any portion of the shares of Company Common Stock tendered pursuant to the Offer, to another direct or indirect wholly owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

         10.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         10.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         10.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

         10.10 Schedules. Each exception set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such Section.

         10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                             ASK ASA

                                             By: /s/ Einar J. Greve
                                                 -------------------------------
                                                 Name: Einar J. Greve
                                                 Title: Director



                                             BD ACQUISITION CORP.

                                             By: /s/ Einar J. Greve
                                                 -------------------------------
                                                 Name: Einar J. Greve
                                                 Title: Director



                                             PROXIMA CORPORATION

                                             By: /s/ K.E. Olson
                                                 -------------------------------
                                                 Name: K.E. Olson
                                                 Title: CEO

                            GLOSSARY OF DEFINED TERMS

         The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"Acquisition Transaction"                        --        Section 6.02
"Acquisition Proposal"                           --        Section 6.02
"Antitrust Division"                             --        Section 7.04
"CERCLA"                                         --        Section 4.16(c)
"Certificate of Merger"                          --        Section 2.02
"Certificates"                                   --        Section 3.02(b)
"Closing"                                        --        Section 2.03
"Closing Date"                                   --        Section 2.03
"Code"                                           --        Section 4.12(a)
"Company"                                        --        Preamble
"Company Benefit Plan"                           --        Section 4.13(c)(i)
"Company Common Stock"                           --        Preamble
"Company Designees"                              --        Section 1.03(c)
"Company Financial Statements"                   --        Section 4.05
"Company Permits"                                --        Section 4.10
"Company SEC Reports"                            --        Section 4.05
"Company Stock Option"                           --        Section 3.01(e)
"Company Stock Plan"                             --        Section 3.01(e)
"Company Stockholders' Approval"                 --        Section 7.02(a)
"Company Stockholders' Meeting"                  --        Section 7.02(a)
"Constituent Corporations"                       --        Section 2.01
"Contracts"                                      --        Section 4.04(a)
"DGCL"                                           --        Section 1.02(a)
"Dissenting Share"                               --        Section 3.01(d)
"Effective Time"                                 --        Section 2.02
"Environmental Law"                              --        Section 4.16(g)(i)
"ERISA"                                          --        Section 4.13(c)
"ERISA Affiliate"                                --        Section 4.13(b)
"Exchange Act"                                   --        Section 1.01
"Exchange Agent"                                 --        Section 3.02(a)
"Exchange Fund"                                  --        Section 3.02(a)
"Exon-Florio Amendment"                          --        Section 7.04
"FTC"                                            --        Section 7.04
"Governmental or Regulatory Authority"           --        Section 4.04(a)
"Hazardous Material"                             --        Section 4.16(g)(ii)
"HSR Act"                                        --        Section 4.04(b)
"Indemnified Liabilities"                        --        Section 7.06(a)
"Indemnified Parties"                            --        Section 7.06(a)
"Indemnifying Party"                             --        Section 7.06(a)
"Intellectual Property"                          --        Section 4.18
"IRS"                                            --        Section 4.12(a)

"Laws"                                           --        Section 4.04(a)
"Lien"                                           --        Section 4.02(b)
"Materially Adversely Affecting"                 --        Section 4.01
"Material Adverse Effect"                        --        Section 4.01
"Merger"                                         --        Section 2.01
"Merger Price"                                   --        Section 3.01(c)
"Minimum Condition"                              --        Section 1.01(a)
"Offer"                                          --        Section 1.01(a)
"Offer Documents"                                --        Section 1.01(b)
"Offer to Purchase"                              --        Section 1.01(b)
"Options"                                        --        Section 4.02(a)
"Orders"                                         --        Section 4.04(a)
"Outside Termination Date"                       --        Section 9.01(d)
"Parent"                                         --        Preamble
"PBGC"                                           --        Section 4.13(a)(iii)
"Per Share Amount"                               --        Section 1.01(a)
"Plan"                                           --        Section 4.13(c)(ii)
"Potential Acquiror"                             --        Section 6.02
"Preferred Stock"                                --        Section 4.02(a)
"Proxy Statement"                                --        Section 4.09
"Release"                                        --        Section 4.16(a)
"Representative"                                 --        Section 6.02
"SEC"                                            --        Section 1.01(a)
"Schedule 14D-1"                                 --        Section 1.01(b)
"Schedule 14D-9"                                 --        Section 1.02(b)
"Secretary of State"                             --        Section 2.02
"Securities Act"                                 --        Section 4.05
"Stockholders Agreement"                         --        Preamble
"Stock Option Agreement"                         --        Preamble
"Sub"                                            --        Preamble
"Sub Common Stock"                               --        Section 3.01(a)
"Subsidiary"                                     --        Section 3.01(b)
"Superior Proposal"                              --        Section 6.02
"Surviving Corporation"                          --        Section 2.01
"Surviving Corporation Common Stock"             --        Section 2.01(a)
"Trigger Event"                                  --        Section 9.02(b)

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

         The capitalized terms used in this Annex A shall have the meanings ascribed to them in the Agreement and Plan of Merger to which this Annex A is attached, except that the term "Merger Agreement" shall be deemed to refer to such Agreement and Plan of Merger.

         Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Sub's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Company Common Stock, and may (subject to Sections 1.01(a) and 7.04 of the Merger Agreement) terminate the Offer if (i) any applicable waiting period under the HSR Act shall not have expired or terminated, (ii) the Minimum Condition has not been satisfied or
(iii) at any time on or after March 8, 1998, and at or before the time of payment for any such shares of Company Common Stock (whether or not any shares of Company Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer) pursuant to the Offer, any of the following events shall have occurred and remain in effect:

         (a) (i) there shall be instituted or pending any action or proceeding by any Governmental or Regulatory Authority (A) challenging or seeking to make illegal, impede, materially delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the Offer or the Merger or seeking to obtain material damages relating to the transactions contemplated under the Offer, the Merger Agreement and the Stock Option Agreement, (B) seeking to prohibit or materially limit the ownership or operation by Sub or Parent of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or to compel Sub or Parent to dispose of or hold separately all or any material portion of the business or assets of Sub or Parent or the Company or any of its Subsidiaries taken as a whole, or seeking to impose any material limitation on the ability of Sub or Parent to conduct its business or own such assets, (C) seeking to impose material limitations on the ability of Sub or Parent effectively to exercise full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote any shares of Company Common Stock acquired pursuant to the Offer or the Stock Option Agreement or owned by Parent or Sub on all matters properly presented to the Company's stockholders, (D) seeking to require divestiture by Sub or Parent of any shares or (E) otherwise materially adversely affecting the condition of the Company and its Subsidiaries taken as a whole; or (ii) any court shall have entered an Order which is in effect and which (A) makes illegal, impedes, materially delays or otherwise directly or indirectly restrains, prohibits or makes materially more costly the Offer or the Merger, (B) prohibits or materially limits the ownership or operation by Sub or Parent of all or any material portion of the business or assets of the Company or any of its Subsidiaries taken as a whole or compels Sub or Parent to dispose of or hold separately all or any material portion of the business or assets of Sub or Parent or the Company or any of its Subsidiaries taken as a whole, or imposes any material limitation on the ability of Sub or Parent to conduct its business or own such assets, (C) imposes material limitations on the ability of Sub or Parent effectively to exercise full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote any shares of Company Common Stock acquired pursuant to the Offer or the Stock Option Agreement or owned by Parent or Sub on all matters properly presented to the Company's stockholders, (D) requires divestiture by Sub or Parent of any shares of Company Common Stock or (E) otherwise Materially Adversely Affects the condition of the Company and its Subsidiaries taken as a whole;

         (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, Order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Sub, Parent, the Company or any Subsidiary of the Company or (ii) the Offer or the Merger, by any Governmental or Regulatory Authority other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which could reasonably be expected to, directly or indirectly, result in any of the consequences referred to in clauses (A) through (E) of paragraph (a)(i) above;

         (c) any change shall have occurred since the date of the Merger Agreement (or any condition, event or development shall have occurred, involving a prospective change) that would have a Material Adverse Effect on the Company, other than any change that results from the announcement of the Merger Agreement or the transactions contemplated thereby;

         (d) there shall have occurred any of the following which would reasonably be expected to have a Material Adverse Effect on the Company or
Parent: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any decline in any of the Dow Jones Industrial Average, the Nasdaq Composite Index or the New York Stock Exchange Composite Index in excess of 20% measured from the close of business on the trading day next preceding the date of the Merger Agreement, (iii) any material change in United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Norway, or (v) a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Norway;

         (e) (i) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements contained in the Merger Agreement or the Stock Option Agreement, (ii) any representation or warranty of the Company set forth in the Merger Agreement or the Stock Option Agreement shall not be true and correct (A) in all material respects as of the date of the Merger Agreement or (B) as of such time, and, in a case described in this subclause (B), the failure of such representation or warranty to be true and correct has a Material Adverse Effect on the Company and did not result from the announcement of the Merger Agreement or the transactions contemplated thereby or (iii) any of the stockholders who are party to the Stockholders Agreement shall have breached or failed to perform in any material respect any of such stockholder's obligations, covenants or agreements under the Stockholders Agreement or any representation or warranty of any of such stockholder contained


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
in the Stockholders Agreement shall not be true and correct in any respect, except in the case of this clause (iii) for such breaches or failures that would not have a Material Adverse Effect on the Company or materially hinder or delay consummation of any of the transactions contemplated by the Merger Agreement;

         (f) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Sub or Parent with or from any Governmental or Regulatory Authority in conjunction with the execution, delivery and performance of the Merger Agreement, the Stock Option Agreement, the Stockholders Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement, the Stock Option Agreement or the Stockholders Agreement shall not have been made or obtained and such failure would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or would prevent or materially hinder or delay consummation of the transactions contemplated by the Merger Agreement, the Stock Option Agreement or the Stockholders Agreement;

         (g) the Merger Agreement shall have been terminated in accordance with its terms;

         (h) (x) any corporation, partnership or other entity or "person" or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent, the Company or any of their respective affiliates, shall have commenced, or announced an intention to commence, (A) a "solicitation" of "proxies" or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) or (B) a tender offer, exchange offer or other extraordinary transaction (in each case with respect to Company Common Stock) and as a result thereof, if the Offer were not terminated, Parent or Sub would be required to incur substantial expenditures in addition to those otherwise required for the transactions contemplated by the Merger Agreement, and (y) such corporation, partnership, other entity or "person" or its affiliates and associates (as defined in the Exchange Act) collectively shall be or become the beneficial owners (determined pursuant to Rule 13d-3 under the Exchange Act) of at least 15% of any shares of capital stock of the Company (including the shares of Company Common Stock) or shall have acquired, directly or indirectly, at least 15% of the assets or earning power of the Company; or

         (i) (i) the Company's Board of Directors or any committee thereof shall have withdrawn, or modified or changed in a manner adverse to Sub or Parent (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement or the Merger; (ii) the Company's Board of Directors or any committee thereof shall have made any recommendation with respect to any Acquisition Proposal by any Person (other than Sub or Parent) other than a recommendation rejecting or against such Acquisition Proposal; or (iii) the Company shall have received any Acquisition Proposal by any person or entity (other than Sub or Parent) and the Company's Board of Directors is neutral or makes no recommendation with respect to such Acquisition Proposal after a reasonable amount of time (and in no event more than five business days) has elapsed for the Company's Board of Directors to review and make a recommendation with respect to such Acquisition Proposal consistent with its fiduciary duties;


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
which in the reasonable judgment of Sub or Parent, in any such case and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Parent and Sub and may be waived by Parent in whole or in part at any time and from time to time in the sole discretion of Sub. The failure by Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Sub concerning the events described above will be final and binding on all parties.


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